Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Fisher Communications, Inc. of our report dated March 11, 2004, except as to Note 12 which is as of August 31, 2004, and Note 15 which is as of September 15, 2004, which appears on Form 8-K filed with the Securities and Exchange Commission (SEC) on September 17, 2004. We also consent to the incorporation by reference of our report dated March 11, 2004 relating to the financial statement schedule, which appears on such Form 8-K. We also consent to the references to us under the headings “Experts” and “Selected Historical Consolidated Financial Data” in such Registration Statement.

/s/    PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Seattle, Washington

January 27, 2005